CLASS ACTIONS SERVICES AGREEMENT

THIS CLASS ACTIONS SERVICES AGREEMENT is made as of August 22, 2012, by and between BROWN BROTHERS HARRIMAN & CO., a limited partnership organized under the laws of the State of New York (“BBH”), and NORTHWESTERN MUTUAL SERIES FUND, INC a Maryland corporation, on behalf of each of the portfolios listed on Schedule 1 attached hereto as the same may be amended from time-totime (each a “Client”), and such other customers as the Client may instruct from time to time including without limitation transitions accounts.

WHEREAS, the Client has requested that BBH provide certain class actions processing services to it in accordance with the terms and conditions set forth in this Agreement and the schedules attached hereto (the “Schedule” or “Schedules”; the Agreement and Schedules collectively, the “Agreement”) and in accordance with any written procedures or service level agreements that may be identified to the Services (as hereinafter defined) from time to time, and BBH is willing to provide such services to the Fund.

WHEREAS, the Client has entered into a Custodian Agreement with BBH dated, September 1, 1999 (“Custodian Agreement”).

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, the parties hereto agree as follows:

1.

Services. BBH shall perform only those services set forth on Schedule 2 attached hereto (the “Services”), as the same may from time to time be added or amended in a writing signed by both parties to this Agreement. Services shall not include: (i) completing, executing, and filing documentation required for the Client’s participation in a class action as a lead plaintiff or representative party; (ii) representing the Client in class action litigation such as court hearings or discovery proceedings by personal appearance or otherwise, (iii) retroactively seeking recovery on behalf of the Client with respect to class actions (a) arising prior to BBH’s engagement by the Client, or (b) whose claim submission deadline has expired, or (iv) advising the Client as to its rights or interests in any class action. For avoidance of doubt, the Client acknowledges that BBH will not be providing legal services in connection with the provision of the Services, and the Services are administrative in nature and include those set forth in the attached Schedule 2. BBH shall perform the Services regardless of the Client’s anticipated financial recovery.

The Client acknowledges that the judicial process related to class action litigation and claims processing is unpredictable, subject to counterclaims, and subject to unforeseen delays. As such, the Client acknowledges that the timing of any payments or receipt of any amounts due under any settlement is unpredictable and subject to appeal, counterclaim, and reclaim prior to any final adjudication or settlement of any class action litigation. The Client further acknowledges that BBH is not responsible for the calculation of receivables and may conclusively rely upon the claim administrator in connection with any such calculation.

2.

Delivery of Documents and Power of Attorney. The Client shall deliver to BBH the Power of Attorney in the form attached hereto as Exhibit A and any documentation or information reasonably requested by BBH to enable it to perform the Services or to comply with applicable laws, regulations, and standard market practice.

3.

Procurement of Information and Other Responsibilities of the Client. The Client shall work with BBH to procure such information where the Client’s authorization or similar action is required to procure BBH’s access. The Client shall, upon request by BBH, promptly provide any information and supporting documentation reasonably required for the submission of any claim to the extent that such information and documentation is not in the BBH’s possession. The Client shall also perform the responsibilities listed in Schedule 3 to this Agreement. BBH shall submit claims pursuant to the attached Schedule 2 on a timely basis using the information in its possession, even if it has not received all information requested from the Client or other parties. Accordingly, BBH shall not be responsible for rejection of such claim due to insufficient information. The Client and BBH may from time to time establish written procedures as may be reasonably required to facilitate BBH’s receipt and processing of such information.

4.

Expenses and Compensation. The Client agrees to pay BBH, for its services rendered and/or facilities furnished pursuant to this Agreement, a fee based on the fee schedule attached as Schedule 4. In addition to such fee, BBH shall bill the Client separately for any out-of-pocket disbursements of BBH as agreed therein.

5.

Representations and Warranties. The Client represents and warrants to BBH that: (i) the Client Fund has the power and authority to enter into and perform its obligations under this Agreement; (ii) all information and documentation provided by the Client will comply with applicable laws and regulations, with agreements between the Client and third parties, and other obligations binding upon the Client; (iii) the Client has the authority and applicable licenses to use and distribute any information and documentation it provides to BBH; and (iv) the Client shall use any information provided to it by BBH only for such purpose as may be contemplated under this Agreement and shall not redistribute or share the information with any third party.

6.

Standard of Care and Reliance. BBH shall perform the Services using an ordinary commercial standard of care for collections and similar activities, provided that BBH shall not be required to take any action which is in contravention of any applicable law, rule, or regulation or any order or judgment of any court of competent jurisdiction. In no event shall BBH be responsible for any indirect, incidental, consequential, punitive, or special damages even if BBH had been advised of the possibility of such damages.

BBH shall perform the Services in conclusive reliance on information actually received from or contained in certain data sources described in Schedule 2 hereto, and shall not be responsible for providing Services with respect to any class action as to which it cannot reasonably dete1mine eligibility from the data actually known to it or provided by such sources. BBH shall be entitled to rely upon any instruction or class action related data received from the Client or any other source identified on Schedule 2. In connection with the foregoing, BBH is authorized to select and appoint agents in performances of these Services. BBH shall exercise reasonable care in the selection and appointment of such agents.

7.

Limitations on Liability. BBH shall not be held accountable or liable to the Client, or any third party if BBH is unable to perform its responsibilities in accordance with this Agreement as a result of any errors in the Services based upon or arising out of information received in a timely or untimely manner by BBH from a source which BBH was authorized to rely upon pursuant to this Agreement, or the suspension, discontinuance or termination of the transmission of information by information providers for any reason, provided BBH shall have made reasonable commercial efforts to procure such transmission. Nevertheless, BBH acknowledges that it will be responsible for accurately and timely submitting the claims information that it does receive from authorized sources or itself possesses. The Client hereby acknowledges and agrees that BBH shall neither guarantee nor make any warranties with respect to the sources referenced herein and to the accuracy or completeness of their information or the success of such claim.

BBH’s aggregate liability hereunder for any losses or damages of any kind throughout each calendar year incurred as a result of BBH’s or its agent’s negligence or reckless or willful misconduct (the “Aggregate Liability”) shall be limited exclusively to the lesser of (i) the direct, out-of-pocket loss that the Client shall actually incur, or (ii) the total compensation due to BBH under this Agreement for such calendar year, and any such claim paid by BBH shall be applied to the calculation of the Aggregate Liability.

8.

Indemnification. The Client hereby agrees to indemnity BBH and its partners, officers, employees, and agents from and against any and all liabilities, actions, losses, claims, demands, damages, liabilities, or expenses (including reasonable counsel fees and expenses) resulting (i) from a breach of any representation and warranty given by Client under Section 5 hereof, or (ii) in connection with or arising out of BBH’s performance of its obligations and duties under this Agreement which are not attributable to its willful misconduct, bad faith, or breach of the standard of care as set forth in Section 6 hereof.

9.	Term and Termination of Agreement. Either party may terminate this Agreement at any time upon thirty (30) days written notice to the other party.

10.

GOVERNING LAW AND JURISDICTION. THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH, AND BE GOVERNED BY THE LAWS OF, THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO THE CONFLICTS OF LAW OF SUCH STATE. THE PARTIES HERETO IRREVOCABLY CONSENT TO THE NON-EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK AND THE FEDERAL COURTS LOCATED IN NEW YORK CITY IN THE BOROUGH OF MANHATTAN.

11.

Notices. Notices and other writings contemplated by this Agreement shall be delivered (i) by hand; (ii) by first class registered or certified mail, postage prepaid, return receipt requested; (iii) by a commercially recognized overnight courier, or (iv) by facsimile transmission, provided that any notice or other writing sent by facsimile transmission shall also be mailed, postage prepaid, to the party to whom such notice is addressed. All such notices shall be addressed, as follows:

If to the Client:

Northwestern Mutual Series Fund, Inc.

720 East Wisconsin Avenue

Milwaukee, WI 53202.4797

Attn: Donald Forecki

Telephone: 414.665.4998

Facsimile: 414.625.4998

If to BBH:

Brown Brothers Harriman & Co.

40 Water Street

Boston, MA 02109

Attn: Office of the General Counsel- Investor Services Legal

Telephone: (617) 772-1818

Facsimile: (617) 772-2235

or such other address as the Client or BBH may designate in writing to the other.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their duly authorized officers as of the date first written above.

BROWN BROTHERS HARRIMAN & CO.		NORTHWESTERN MUTUAL SERIES FUND, INC. on behalf of each of the portfolios listed on Schedule 1 attached hereto

By:	/s/ James R. Kent	By:	/s/ David Ells
Name:	James R. Kent	Name:	David Ells
Title:	Managing Director	Title:	President

Schedule I

to the

Class Actions Services Agreement

Between Northwestern Mutual Series Fund, Inc. And Brown Brothers Harriman & Co. dated

August 22. 2012

Accounts

Foreign Equity/Bond Accounts

8104325	NMSF, INC. - SHORT TERM BOND PORTFOLIO
8131732	NMSF, INC. - SELECT BOND PORTFOLIO
8131740	NMSF, INC. - HIGH YIELD BOND PORTFOLIO
8131708	NMSF, INC. - BALANCED PORTFOLIO
8130015	NMSF, INC. - ASSET ALLOCATION PORTFOLIO

Subadvised Funds

8104390	NMSF, INC. - EMERGING MARKETS EQUITY PORTFOLIO (MFS)
8104366	NMSF, INC. - RESEARCH INTERNATIONAL CORE PORTFOLIO (MFS)
8155509	NMSF, INC. - INTERNATIONAL EQUITY PORTFOLIO (TEMPLETON)
8130007	NMSF, INC. - INTERNATIONAL GROWTH PORTFOLIO (JANUS)
8104317	NMSF, INC. - MULTI-SECTOR BOND PORTFOLIO (PIMCO)

Cayman Fund (Plus Collateral Accounts)

6255111	NMSF, INC. - COMMODITIES RETURN STRATEGY PORTFOLIO
6255137	NMSF, INC. - CAYMAN COMMODITY FUND, LTD.
6257208	NMSF, INC. - CAYMAN COMMODITY FUND FOR BENEFIT OF SOCIETE GENERALE
6257273	NMSF, INC. - CAYMAN COMMODITY FUND FOR BENEFIT OF CITIBANK N.A.
6257281	NMSF, INC. - CAYMAN COMMODITY FUND, LTD. FOR BENEFIT OF UBS AG
6257927	NMSF, INC. - CAYMAN COMMODITY FUND, LTD. FBO MORGAN STANLEY
8104523	NMSF, INC. - PIMCO MULTI SECTOR BOND PORTFOLIO, FOR THE BENEFIT OF JP MORGAN CHASE BANK
8104853	NMSF, INC. - PIMCO MULTI SECTOR BOND PORTFOLIO, FOR THE BENEFIT OF MORGAN STANLEY

Schedule 2

to the

Class Actions Services Agreement

Between Northwestern Mutual Series Fund, Inc. And Brown Brothers Harriman & Co. dated

August 22, 2012

Services

The term “class action” in this Schedule shall include, without limitation, lawsuits against a company by one or more investors representing the interest of other investors, or proceedings by a regulator that result in a settlement pool or judgment pool of money or other valuable property available to such investors.

BBH shall perform the following Services:

A.

Upon receipt of a class action notification from an Approved Class Action Source (as defined below), BBH shall review the Client’s custody records to determine whether the Client has an interest with respect to the class action. The Client hereby acknowledges and agrees that BBH does not guarantee and makes no warranties whatsoever, with respect to the Approved Class Action Sources and for the accuracy or completeness of currency and quotations, market information, or other information.

B.	BBH will provide the Client with a summary of each class action notification that it identifies as pertinent to the Client for informational purposes only.

C.

BBH shall, unless Client requests otherwise, complete and file the required claim forms for the particular class action on behalf of all relevant Client accounts insofar as they relate to the transaction or holding for which BBH acts as custodian using information from the sources set forth below. BBH shall provide all information requested by the authorized administrator for each class action that BBH has in its possession, regardless of scope and format.

D.	BBH shall report to the Client on a periodic basis any information received in connection with the status of any such claims.

E.

Upon receipt of any proceeds in connection with any class action settlement, BBH shall credit the appropriate custody account, and notify the Client of the credit on a same-day basis whenever possible.

“Approved Class Action Information Sources” shall mean:

I.	For Holdings:

BBH Custody Records

2.	For Class Action Information:

Xcitek

DTCC LENS

Fund Adviser

BBH Sub-Custodian Network1

1 It should be noted that class actions sourcing is not a standard practice in the non-U.S. markets. As such BBH will rely solely on information available via its agent network.

Schedule 3

to the

Class Actions Services Agreement

Between Northwestern Mutual Series Fund, Inc. And Brown Brothers Harriman & Co. dated

August 22, 2012

The Client’s Responsibilities

1) The Client will provide BBH with class action notices regarding holdings of Client of which the Client becomes aware.

2) The Client will complete any required documentation in order for BBH to credit class action proceeds received in physical security form into BBH’s vault.

3) The Client is ultimately responsible for determining and validating eligibility. Therefore, the Client will review and provide BBH with information of which the Client becomes aware unbeknownst to BBH.

Schedule 4

to the

Class Actions Services Agreement

Between Northwestern Mutual Series Fund, Inc. And Brown Brothers Harriman & Co. dated

August 22, 2012 (the “Agreement”)

Fee Schedule

Fee: $300.00 per class action filed on behalf of a Client

Out of pocket expenses will be agreed with the Client from time to time.

BROWN BROTHERS HARRIMAN & CO.		NORTHWESTERN MUTUAL SERIES FUND, INC. on behalf of each of the portfolios listed on Schedule 1 attached to the Agreement

By:	/s/ James R. Kent	By:	/s/ David Ells
Name:	James R. Kent	Name:	David Ells
Title:	Managing Director	Title:	President

Exhibit A-Power of Attorney

Power of Attorney

KNOW ALL MEN BY THESE PRESENTS, that The Northwestern Mutual Life Insurance Company (the “Client”), does hereby make, constitute, and appoint Brown Brothers Harriman & Co., a limited partnership organized under the laws of the State of New York (the “Attorney”) and all authorized employees, its true and lawful attorney-in-fact for the Client and in its name, place, and stead to represent the Client in the following manner but in no other way and with no other authority other than the authority specifically set forth below:

(a)

The Attorney may on the Client’s behalf and in the Client’s name complete, execute, and deliver claim documentation in connection with shareholder class action lawsuits pertaining to the Client’s investments; and

(b)

The Attorney may sign, seal, execute, deliver, and to do such agreements, receipts, releases, discharges, instruments, acts, and things as may be necessary in relation to the powers hereby granted as the Attorney may deem fit.

The Client hereby undertakes for itself and its successors and assigns to ratify and confirm everything that our said Attorney shall have so far done or do or purport to do by virtue of and in accordance with these presents.

The Client hereby waives and agrees not to prefer any claims or demands, actions, suits, reckonings, and proceedings, costs, charges, and expenses and losses and damages against the Attorney by reason of any loss and/or damage that may be suffered by the Client by reason of any act, deed, matter, or thing done by the Attorney without negligence and in good faith and in pursuance to the powers or any of them herein contained and agree to indemnify and keep indemnified the Attorney from all claims and demands, actions, suits, reckonings, and proceedings, costs, charges, and expenses and losses or damages that may be brought against and/or suffered by the Client and/or them by reason of any act, deed, matter, or thing done by the Attorney without negligence and in good faith and in pursuance to the powers or any of them herein contained.

This Power of Attorney shall continue in effect until revoked in writing by the Client or December 31, 2022, whichever is earlier. Client may revoke the power of attorney for a particular class action by notifying Attorney of such partial revocation. This Power of Attorney shall be governed by and construed under the laws of the State of New York.

In witness whereof we have hereunto set our hand this 13th day of August, 2012.

The Northwestern Mutual Series Fund, Inc.

By:	/s/ David Ells
Name:
Title: